UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2017

Commission File Number: 001-36725

Atlas Energy Group, LLC

(Exact name of registrant as specified in its charter)

Delaware	45-3741247
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

425 Houston Street, Suite 300

Fort Worth, TX 76102

(Address of principal executive offices) (Zip code)

(Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On August 29, 2017, Lightfoot Capital Partners GP LLC (“LCP GP”) and Lightfoot Capital Partners, LP (“LCP LP”, and together with LCP GP, “Lightfoot”), in which Atlas Energy Group, LLC (the “Company”) owns a 15.9% and a 12.0% interest, respectively, and Lightfoot’s subsidiary, Arc Logistics Partners LP (NYSE: ARCX) (“Arc Logistics” or the “Partnership”), announced that they entered into a Purchase Agreement and Plan of Merger (the “Merger Agreement”) with Zenith Energy U.S., L.P. (together with its affiliates, “Zenith”), a portfolio company of Warburg Pincus, pursuant to which Zenith will acquire Arc Logistics GP LLC (“Arc GP”), the general partner of the Partnership (the “GP Transfer”), and all of the outstanding common units in Arc Logistics (the “Merger” and, together with the GP Transfer, the “Proposed Transaction”). Under the terms of the Merger Agreement, LCP LP will receive $14.50 per common unit in cash for the approximately 5.2 million common units held by it, of which the Company will receive $12.2 million of net proceeds. LCP GP will receive $94.5 million for 100% of the membership interests in Arc GP, of which the Company will receive $8.1 million of net proceeds.

The completion of the Proposed Transaction is subject to a number of closing conditions, including approval by a majority of the outstanding Arc Logistics common unitholders and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Lightfoot, the owner of Arc GP and approximately 26.8% of the outstanding common units, have executed an agreement to vote in support of the Proposed Transaction. Additionally, the Proposed Transaction is subject to (i) the closing of the purchase by Zenith and Lightfoot from EFS Midstream Holdings LLC of certain of the interests in Arc Terminals Joliet Holdings, LLC, which indirectly owns among other things a crude oil unloading facility and a 4-mile crude oil pipeline in Joliet, Illinois, and (ii) the closing of the purchase by Zenith of a 5.5 % interest (and, subject to certain conditions, an additional 4.2% interest) in Gulf LNG Holdings Group, LLC (“Gulf LNG”), which owns a liquefied natural gas regasification and storage facility in Pascagoula, Mississippi, from Lightfoot.

As a result of Lightfoot’s purchase of certain interests in Arc Terminals Joliet Holdings, LLC, the Company is expected to own 1.8% in Arc Terminals Joliet Holdings, LLC for $3.4 million. Additionally, the Company anticipates receiving net proceeds of $7.8 million from Lightfoot selling its interest in Gulf LNG of which $3.3 million is subject to certain closing conditions.

The Proposed Transaction is not subject to a financing condition and closing is targeted at the end of the fourth quarter of 2017 or early in the first quarter of 2018.

The Company anticipates that the net proceeds from the Proposed Transaction will be used to repay borrowings under the Company’s first lien term loan facility.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY GROUP, LLC

August 29, 2017	By:	/s/ Jeffrey M. Slotterback
Jeffrey M. Slotterback
Chief Financial Officer

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